UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/07/2010

Electronics For Imaging, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-18805

Delaware	94-3086355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

303 Velocity Way, Foster City, California 94404
(Address of principal executive offices, including zip code)

650-357-3500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On May 7, 2010, the Board of Directors of Electronics For Imaging, Inc. (the "Company") appointed Gordon Heneweer, the Company's Vice President, Finance, as its interim Chief Financial Officer, effective May 10, 2010. In compensation for his services as interim Chief Financial Officer, Mr. Heneweer will receive monthly compensation of $23,250, which is equal to the monthly base salary of the former Chief Financial Officer.

Mr. Heneweer joined the Company in April 2007 as Vice President, Finance, and was responsible for the Company's global Accounting and Finance functions. From 1995 to 2007, Mr. Heneweer served in a variety of financial management capacities at Applied Materials, Inc., a semiconductor fabrication equipment and services supplier, most recently as Managing Director of Global Financial Planning and Analysis. Prior to Applied Materials, Mr. Heneweer held various accounting and finance related positions at New United Motor Manufacturing (NUMMI), a Toyota Motor Corporation and General Motors Corporation automotive joint-venture, and at Wadsworth Publishing, a division of The Thomson Corporation, an information services and publishing company. Mr. Heneweer holds an MBA from Golden Gate University, San Francisco and a B.S. in Finance from California State University, Fresno.

In connection with his appointment as interim Chief Financial Officer of the Company, Mr. Heneweer has entered into an Indemnity Agreement in the form attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 15, 2008.

There are no related party transactions between the Company and Mr. Heneweer and there are no family relationships between Mr. Heneweer and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Electronics For Imaging, Inc.

Date: May 13, 2010	By:	/s/ Guy Gecht
Guy Gecht
Chief Executive Officer